   As filed with the Securities and Exchange Commission on February 18, 1999
                                                   Registration No. 333-

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                       ---------------------------
                                 FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933
                       ---------------------------

                             SIMULATIONS PLUS, INC.
          (Exact Name of Registrant as Specified in its Charter)

                       ---------------------------
         CALIFORNIA                            95-4595609
    (State or other Jurisdiction of         (I.R.S. Employer
Incorporation or Organization)          Identification Number)


                               1220 West Avenue J
                          Lancaster, California 93534
                                  805-723-7723

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)
                          ---------------------------

                               Walter S. Woltosz
                     President and Chief Executive Officer
                             Simulations Plus, Inc.
                               1220 West Avenue J
                          Lancaster, California 93534
                                  805-723-7723
(Name, Address, including Zip Code, and Telephone Number, including Area C ode, of Agent for Service)
                          ---------------------------
                                    Copy to:

                              Asher M. Leids, Esq.
                         Donahue, Mesereau & Leids, LLP
                      1900 Avenue of the Stars, Suite 2700
                         Los Angeles, California 90067
                                 (310) 277-1441
                          ---------------------------
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                     CALCULATION OF REGISTRATION FEE

Title of each                 Proposed            Proposed       Amount of
class of       Amount         maximum             maximum      registration
securities to  to be          offering price      aggregate         fee
be registered  registered     per share (1)       offering price

Common Stock   530,000 shares $3.9375             $2,086,875       $580.15
$.001 par value

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and low sale prices reported on the Nasdaq Small Cap Market on February 17, 1999.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 Subject to Completion, Dated February 18, 1999

                                   PROSPECTUS

                                 530,000 Shares

                             SIMULATIONS PLUS, INC.

                                  COMMON STOCK



        All shares of common stock, par value $.001 per share (the "Common Stock") of Simulations Plus, Inc. (the "Company", "we", "us" or "our") offered hereby (the "Shares") are being offered by certain shareholders and other security holders of the Company named herein (the "Selling Shareholders"). It is anticipated that the Selling Shareholders will generally offer shares of Common Stock for sale at prevailing prices on the Nasdaq SmallCap Market on the date of sale. See "Plan of Distribution." The 530,000 Shares being offered for resale include: (i) 280,000 Shares issuable upon the exercise of warrants (the "Lender's Warrants") issued to certain lenders in connection with loans made to the Company in December 1996 and January l997; and (ii) 250,000 Shares issuable upon the exercise of warrants (the "Bridge Warrants") issued to certain lenders in connection with loans made to the Company in August 1996 and September 1997.

        The distribution of the Shares by the Selling Shareholders may be effected from time to time in one or more transactions for their own accounts (which may include block transactions) on the Nasdaq SmallCap Market or any exchange on which the Common Stock may then be listed, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, including broker-dealers who may act as underwriters, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders may also sell Common Stock pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act") or pledge Shares as collateral for margin accounts, and such Shares could be resold pursuant to the terms of such accounts.

        The Company intends that the Registration Statement will remain effective for a period of 120 days from the date on which it is declared effective by the Securities and Exchange Commission or such earlier date as of which such Registration Statement is no longer required for the transfer of the subject securities.

        The Common Stock of the Company is traded on the Nasdaq SmallCap Market under the symbol "SIMU". On February 17, 1999, the closing price of the Company's Common Stock, as reported by the Nasdaq SmallCap Market, was
$3.9375.

        ANY INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

        The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        The date of this Prospectus is February __, 1999.

                              AVAILABLE INFORMATION


        We are subject to the informational reporting requirements of the Securities Exchange Act of l934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and other information statements and other information regarding registrants that file electronically with the Commission, including the Company.

        We have filed with the Commission a registration statement on Form S-3 (such registration statement, together with all amendments and exhibits thereto, being hereinafter referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration under the Securities Act of the Shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement for further information with respect to us and the securities offered by this Prospectus. Statements contained herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.


                      INFORMATION INCORPORATED BY REFERENCE

        There are hereby incorporated by reference in this Prospectus the following documents and information previously filed with the Commission:

        (1) Our Annual Report on Form 10-KSB and Form 10-KSB/A for the fiscal year ended August 31, 1998, filed pursuant to Section 13 of the Exchange Act.

        (2) Our Quarterly Report on Form 10-QSB for the fiscal quarter ended November 30, 1998, filed pursuant to Section 13 of the Exchange Act.

        (3) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, which became effective June 18, 1997, filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of securities contemplated hereby shall be deemed to be incorporated by reference in this

Prospectus or any Prospectus Supplement and to be a part hereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Shareholders which is not deemed to be filed under said provisions or any portion of a Proxy Statement not deemed incorporated herein by reference. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus or superseded for all purposes of this Prospectus or such Prospectus Supplement to the extent that a statement contained herein, therein or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or in such Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

        We will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above that have been or may be incorporated in this Prospectus by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: the Company's Chief Financial Officer, Simulations Plus, Inc., 1220 West Avenue J, Lancaster, California 93534-2902. The Company's telephone number at that location is (805) 723-7723.


                           FORWARD-LOOKING STATEMENTS

        Certain information contained in, or incorporated by reference into, this Prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act. These forward-looking statements include, but are not limited to, statements concerning the opening of new markets, the introduction of new products and the like, and are generally identified by phrases such as "we expect," "we believe," "Management expects," "Management believes" and words of similar import. There are several important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements contained in such discussions. Additionally information about these factors is contained in the discussions in the "Risk Factors" beginning on page 7 and elsewhere in this Prospectus and in documents incorporated by reference into this Prospectus.

        No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                  THE COMPANY

Simulations Plus, Inc. and its wholly owned subsidiary, Words+, Inc. produce two types of products: (1) Simulations Plus, incorporated in 1996, develops and produces simulation software for use in pharmaceutical research and for education. Simulations Plus is currently producing and developing simulation software for pharmaceutical research and for science courses for the high school, community college, and university markets. Simulations Plus also provides contract research services to the pharmaceutical industry, and (2) Words+, founded in 1981, produces computer software and specialized hardware for use by persons with disabilities, as well as a personal productivity software program for the retail market.

The types of simulation software under development by Simulations Plus are based on the equations of chemistry and physics that describe or "model" the behavior of things in the real world. Our GastroPlus(TM) pharmaceutical software simulates the movement, dissolution, absorption, and clearance of drug compounds in the human gastrointestinal tract. Our science experiment simulations incorporate the equations of chemistry and physics for each experiment (optics, electrical circuits, gravity, ideal gases, acid/base titration, etc.)

Our pharmaceutical software provides cost-effective solutions to a number of problems in pharmaceutical research as well as in the education of pharmacy and medical students. We released an improved version of GastroPlus(TM) in August 1998 and, in the first quarter of fiscal year 1999, we entered into license agreements with Pfizer, Roche, Pharmaceia and Upjohn, Zeneca, and Astra. In the second fiscal quarter of fiscal year 1999, through January 1999, we entered into license agreements with three additional major pharmaceutical companies. An additional (extra-cost) Optimization Module was released in November 1998 and is receiving enthusiastic interest from pharmaceutical researchers. A second optional model, IVIV Correlation, is in advanced development and is expected to be released in early 1999. Two other modules are also in development, and both are expected to be released in 1999. These additional modules will more than double the average sale price for an annual license. We are actively working over 150 leads for additional sales. No assurances can be given, however, that any additional sales will occur as a result of such leads or that any such sales would be profitable to us.

In 1997, we executed a License Agreement with Therapeutic Systems Research Laboratories, Inc. ("TSRL") to obtain exclusive rights to TSRL's technology and database for drug compound absorption in animal and human test subjects. Through the formation of this strategic alliance with TSRL, the development costs and time for GastroPlus were significantly reduced, and our access to pharmaceutical markets was enhanced.

In the area of simulation software for pharmaceutical research, we are currently pursuing the development of additional modules for GastroPlus(TM), such as the IVIV Correlation Module, and the Metabolism and Efflux Module, as well as the development of QMPRPlus(TM) as both a separate companion program and as an optional module within GastroPlus(TM). We are also developing HelixGen(TM), which predicts the receptor structure of certain transmembrane proteins.

In the area of educational simulations, our research and development activities include continuing the development of science experiment simulation software for high school and university-level science courses. The level of this effort was reduced in August 1998 in order to conserve resources. This development effort is now at a level of one engineer plus support from marketing and graphic arts personnel as required. Current sales and a grant from the National Science Foundation provide support for this level of effort. At the high school level, anticipated new titles include simulated experiments for courses in Physical Science, Physics, Chemistry, Biology and Earth Science. At the university level, anticipated titles include more sophisticated simulations for Physics, Chemistry, and Biology, as well as titles for studies in Engineering and Medicine such as Heat Transfer, Fluid Mechanics, Thermodynamics, Gas Dynamics, Kinematics and Dynamics, and Electronic Circuits.

In order to reduce expenses, we completed a downsizing in August 1998, primarily by reducing the engineering and marketing and sales efforts in the educational simulation software portion of our business. At that time, we added one new Ph.D. in the pharmaceutical software development area, and refocused our efforts on our GastroPlus(TM) and QMPRPlus(TM) pharmaceutical software products. Since that time, we achieved our first sales in the pharmaceutical industry for GastroPlus, and we completed the development of, and achieved our first sales for, the optional Optimization Module for GastroPlus. In addition, we began development of two additional optional modules for GastroPlus (Metabolism and Efflux, and I.V.I.V. Correlation), both of which are expected to be completed in early 1999. We also made considerable progress on developing QMPRPlus, a software program that estimates certain properties of new drug molecules just from their molecular structure, and we expect to release QMPRPlus in March 1999. We have presented technical papers at several scientific meetings, and have presented our products at numerous conferences, on-site locations at pharmaceutical companies in the U.S. and in Japan, and at the U.S. Food and Drug Administration. We have also been granted, and have completed, two study contracts for major pharmaceutical companies, and have prepared proposals on request for several additional companies.

In October 1997, we were awarded a $300,000 Phase II follow-on grant which is funded in four equal payments of $75,000 every six months for an eighteen month period. The payments were received in October 1997, April 1998, and October 1998 at $75,000 each. We are expecting to receive the last payment in April 1999 after submitting our final report. This grant is funded to further develop software to allow physically disabled science students to perform simulated laboratory experiments on a computer with minimal physical input. We are using our expertise and technology from our Words+ subsidiary in designing and building computer access products for the physically-disabled, as well as our expertise in developing scientific educational simulation software, in developing these programs. These programs are also designed to be used by able-bodied students so that the same programs will be attractive to and used by both physically disabled and able-bodied persons.

Our wholly owned subsidiary, Words+, Inc. has been in business since
1981. Words+ is a technology leader in designing and developing augmentative and alternative communication computer software and hardware devices for persons who cannot speak due to physical disabilities. Words+ products enable a disabled person to operate a computer and to communicate through a voice synthesizer, through movements as slight as the blink of an eye. The Company's most famous user is theoretical astrophysicist Professor Stephen Hawking, author of the best-selling A Brief History of Time.

We believe that we have been an industry technology leader in introducing and improving augmentative and alternative communication and computer access software and devices for disabled persons and we intend to continue to be at the forefront of the development of new products. We will continue to enhance our major software products, E Z Keys and Talking Screen, as well as our growing line of hardware products. We will also consider acquisitions of other products, businesses and companies that are complementary to our existing augmentative and alternative communication and computer access business lines.

Simulations Plus was incorporated under the laws of California in 1996. Our principal executive offices are located at 1220 West Avenue J, Lancaster, California 93534 and our telephone number at that address is (661) 723-7723.

RECENT DEVELOPMENTS

In February, 1999 we signed a Letter of Intent to form a joint venture with Absorption Systems LP of Exton, Pennsylvania to create a data warehouse and predictive computer capability for key compound ADME characteristics for new drug discovery and development. The acronym "ADME" stands for "Absorption, Distribution, Metabolism and Elimination" and is commonly used in the pharmaceutical industry to refer to how these processes affect a drug compound after it is taken orally.

Under the joint venture, Absorption Systems will conduct laboratory testing of drug molecules and compounds for member companies of a new ADME Consortium. Measurements will be made of approximately 30 parameters for each compound that describe critical absorption, metabolism, solubility, and other ADME characteristics. Simulations Plus will then use the data to build and continually improve predictive computer models to predict these 30 parameters for new drug compounds from their molecular structure, without the need to make the compounds or for laboratory testing. This will allow drug companies to screen very large numbers of new compounds in the computer, without the need to actually make every compound, saving considerable time and money.

We expect that a minimum investment of $500,000 and provision of a minimum of 100 samples of compounds will be required from each consortium member per year. We expect the consortium to eventually reach a membership of over 20 companies worldwide. Each member company will benefit from the mathematical models generated from all member companies' data; however, no member will have access to the raw data from other members.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating us and our business before purchasing the Shares offered pursuant to this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those set forth in the following risk factors and elsewhere in this Prospectus.

ACCEPTANCE OF SIMULATION SOFTWARE BY THE PHARMACEUTICAL INDUSTRY. Although our GastroPlus(TM) software has now been licensed by eight major pharmaceutical companies, and we are currently working over 150 active leads for new pharmaceutical software license sales, we cannot guarantee that the pharmaceutical industry will accept the use of simulation software, such as GastroPlus(TM) and QMPRPlus(TM), in large enough numbers to achieve our sales expectations. The failure to meet our sales expectations could materially and adversely affect our business, financial condition and results of operations.

     No assurance can be given that other pharmaceutical companies will purchase annual licenses for GastroPlus(TM), that companies that have purchased annual licenses will renew such licenses or that we will be able to realize sustained revenues from GastroPlus(TM) or any updates. Further, we are developing additional pharmaceutical simulation software as line extensions of GastroPlus(TM). No assurance can be given that we will successfully develop these programs, or if developed, that they will receive market acceptance. Our inability to obtain acceptance of our pharmaceutical simulation software could materially and adversely affect our business, financial condition and results of operations.

ACCUMULATED DEFICIT AND RECENT OPERATING LOSSES. While we were profitable in each of our fiscal years ended August 31, 1996, 1995, and 1994, we sustained a net loss of approximately $1,436,000 for the fiscal year ended August 31, 1997, and for the fiscal year ended August 31, 1998, we sustained a net loss of approximately $2,068,000. These losses are attributable primarily to increases in selling, general and administrative expenses, including staff increases, computer equipment, facilities expansion, and marketing and sales expenses, including research and development activities for the development of educational and pharmaceutical simulation software. In July 1998 we moved to a larger building, which provided greater space at a significantly lower rent. We completed a downsizing in August 1998 in order to reduce expenses, cutting educational software development to two people and refocusing our efforts in the pharmaceutical software area. In addition, a number of management personnel accepted lower salaries on a temporary basis, with unpaid amounts being accrued for payment later when our cash position will allow it without adverse effects. As of November 30, 1998, accrued salaries equaled approximately $55,000 and salaries are currently accruing at the rate of approximately $17,000 per quarter. As a result of these cost reduction measures, and record sales for the first quarter, losses for our first fiscal quarter of 1999 ended November 30, 1998 were reduced to $74,000, compared to approximately $443,000 in the first quarter of fiscal year 1998.

NEED TO RAISE ADDITIONAL CAPITAL. We need to raise additional capital to cover ongoing operating expenses and to expand the development of our pharmaceutical software products. If we are unable to raise this capital, and if sales do not continue to increase, we will need to institute further cost reduction measures to become cash positive. If all of the warrants underlying the common stock that is being registered with this registration statement are exercised at their exercise price, we would receive a total of $1,700,000; however, there is no guarantee that any of the warrants will be exercised. In January 1999, we signed an agreement with The Kriegsman Group, a southern California firm, to assist us in raising equity capital. No assurance can be given that we will be successful in raising equity capital or that we will be able to raise equity capital on favorable terms.

     DEPENDENCE ON GOVERNMENTAL AND THIRD PARTY FUNDING FOR AUGMENTATIVE AND ASSISTIVE COMMUNICATION AND COMPUTER TECHNOLOGY. We estimate that approximately 50% of our sales of augmentative and assistive communication and computer products is to public schools that fund these purchases from special education budgets or to persons who receive funding for such purchases, in whole or in part, from third-party payors such as Medicaid, Medicare, other governmental funding sources, private medical insurance or from charitable organizations. Purchases of these products by public schools from special education budgets is prompted in large part by Federal legislation mandating that schools acquire this assistive technology and make it available to disabled students. Medicaid, Medicare and other governmental funding for such assistive technology has been driven by Federal legislation and policies and supported by court decisions. Private insurance providers have increasingly accepted this technology as a covered benefit. In addition, professional speech-therapy organizations and governmental initiatives have sponsored public awareness and advocacy programs with regard to governmental funding for this technology. At the present time, we believe the direction of professional organizations, Federal government policy, the courts and private insurance providers is for continued and increased support for access to this technology for disabled persons. However, there can be no assurance that the policies of these entities will continue to support continued or increased governmental and other third-party funding for this technology. Any change in these policies, or court decisions for reduced support for funding for this technology or public awareness programs for such funding, could reduce the ability of individuals to purchase this technology and reduce special education budgets in public schools for this technology, and this could materially adversely affect sales of these products by the entire industry and by us. In addition, changes in governmental and private insurance policies in other countries could adversely affect foreign sales of these products.

     DEPENDENCE ON INDEPENDENT DISTRIBUTORS. We are substantially dependent on the efforts of our independent distributors and dealers for sales of our Words+ disability products and for customer service and support. Our distribution and dealer agreements generally grant exclusive territorial rights and generally are terminable by either party on 30 days notice. In the event of a termination of any such distributor or dealer relationship, there can be no assurance that we could quickly find alternative distributors or dealers. In addition, if a distributor or dealer terminates its relationship with us and begins to distribute competitive products, our ability to compete in the former distributor or dealer's territory could be materially adversely affected. Thus, the loss of one or more of our distributors or dealers could have a material adverse effect on our business, financial condition and results of operations.

     DEPENDENCE ON REFERRAL BUSINESS. As part of our mix of marketing strategies for our disability products, we and our distributors and dealers maintain close working relationships with many clinics, service agencies, rehabilitation organizations, speech-language pathologists, rehabilitation counselors or similar advisors to people with communication problems. A significant amount of our business is derived from referrals from such people, organizations and agencies. Sometimes such relationships are a matter of contract, but more often they are informal relationships developed over an extended period of time. Our competitors compete with us for such referral sources. The loss of one or more of these referral sources could have a material adverse effect on our business, financial condition and results of operations.

     VOLATILITY OF STOCK PRICE. Our stock price has been, and in the future is expected to be, volatile and to experience market fluctuation as a result of a number of factors, including, but not limited to, current and anticipated results of operations, future product offerings by us or our competitors and factors unrelated to our operating performance. The trading price of our Common Stock may also vary as a result of changes in the business, operations, or financial results, prospects of general market and economic conditions and other factors.


     LIMITED SOURCE FOR CERTAIN COMPONENTS. We do not manufacture certain of our components. Our Pegasus LITE portable communication system is based upon a computer that is only available from Epson, Inc. ("Epson"), a large multi-national corporation headquartered in Japan. Although to date we have not experienced any significant difficulty in obtaining such computer, there can be no assurance that shortages will not arise in the future. There is no other source for this computer component. The failure of Epson to continue manufacture and sale of the computer that is utilized in our Pegasus LITE could have a material adverse effect on our business, financial condition and results of operations. In addition, a number of the pictographic symbols used by us in our Talking Screen for Windows product are purchased from a competitor, the Mayer-Johnson Company, that produces augmentative communication systems for Apple computers. Although we believe that our relationship with this supplier is good, no assurance can be given that it will continue to sell such pictographic symbols to us, or, if such sales continue that such sales will be on terms favorable to us. The termination of sales of pictographic symbols to the Company could have a material adverse effect on our business, financial condition and results of operations. We rely on limited sources for other components as well. If we were unable to obtain sufficient quantities of components, we could experience delays or reductions in product shipments which would have a material adverse effect on our business, financial condition and results of operations. Furthermore, delays in filling orders may have a material adverse effect on our relationships with our customers, which may cause a permanent loss of sales and result in a material adverse effect on our business, financial condition and results of operations.

     HIGHLY COMPETITIVE INDUSTRIES. The augmentative communication industry in which we compete is very competitive. We believe that the level of sophistication of the market somewhat precludes successful entry by very small companies, as has been possible in the past; however, companies with sufficient financial, development and marketing resources may enter the market. There can be no assurance that our products will remain at the technological forefront of the industry, or that we will be able to market and sell our products successfully in the presence of new competition, whether from improved products offered by existing competitors, or from new competitors who may enter the market with new technologies.

     RISK OF PRODUCT DEFECTS. Software products as complex as those offered by us may contain undetected errors or "bugs" when introduced or when new versions are released. We have in the past discovered software defects in certain of our products after commercial release. No assurance can be given that, despite testing by us, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of market share or failure to achieve market acceptance. Any such occurrence could have a material adverse effect upon our business, financial condition and results of operations. Our warranty costs have not been significant to date. However, no assurance can be given that warranty costs will not increase in future periods or that any such increase would not have a material adverse effect on our business, financial condition and results of operation.

     LIMITED PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS; NO PATENTS. We regard our E Z Keys for Windows, Talking Screen for Windows, Pegasus LITE and related software and our simulation software products as proprietary and rely primarily on a combination of copyright, trademark, trade secret and confidential information laws and employee and third-party non-disclosure agreements and other methods to protect our proprietary rights. There can be no assurance that these protections will be adequate to protect our intellectual property rights or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technologies. We do not currently hold any patents or have any patent applications pending for us or our products and have not obtained Federal registration for any of our trademarks, except that we have filed for trademark registration for the following: Abbreviate!, GastroPlus, HelixGen, QMPRPlus and Futurelab. We enter into non-disclosure and invention assignment agreements with our employees and enter into non-disclosure agreements with its consultants, subcontractors and distributors. However, there can be no assurance that such measures will protect our proprietary technology, or that our competitors will not develop products with features based upon, or otherwise similar to, our products or that we will be able to enjoin competitors from selling similar products.

     We believe that our products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties. We have been conducting business on a world-wide basis in the augmentative communication and computer alternative access industries without receiving claims from third parties that our products or names infringe on any proprietary rights of other parties. However, we are a recent entrant in the educational and pharmaceutical simulation software fields. There can be no assurance that third parties will not assert infringement claims against us in the future with respect to current or future products, trademarks or other works or that such assertion may not require us to enter into royalty arrangements or result in costly litigation.

     CONCENTRATION OF OWNERSHIP. Following this offering, the current officers and directors of the Company and their affiliates will beneficially own or have voting control over approximately 56.3% (assuming exercise of the warrants sold to the Selling Shareholders) of the outstanding shares of Common Stock. Accordingly, these individuals will have the ability to influence the election of our directors and effectively to control most corporate actions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control.

     RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. We distribute our products in approximately 12 countries and revenues from sales outside the United States represented approximately 13%, 17%, 14%, 11%, and 17% of the Company's revenues for the fiscal years ended August 31, 1998, 1997, 1996, 1995 and 1994, respectively. Adaptation of our products for distribution in foreign countries includes translation of text to conform to foreign languages and conventions and can be time consuming and costly. We face the following additional risks in distributing our products abroad although to date such risks have not materially and adversely affected our business: unexpected changes in regulatory requirements, tariffs and other trade barriers, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences, repatriation of earnings and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have an adverse effect on our future foreign sales and, consequently, our future business, financial condition or results of operations. All of our international sales are currently designated in United States Dollars. Strengthening of the United States Dollar in relation to other currencies may result in our products becoming more expensive in foreign markets, which may result in decreased demand for our products in such markets. We do not engage in hedging transactions to mitigate against such risk.

     GOVERNMENT REGULATION. Devices that produce radio frequency ("RF") energy are regulated by the Federal Communications Commission (the "FCC") pursuant to the Communications Act of 1934, as amended. Part 15 of the FCC's Rules establish technical standards for devices that generate radio energy but that are not intended to emit RF energy and do not transmit information on radio frequencies. Such devices are known as "unintentional radiators." The FCC requires that equipment authorizations be obtained from the FCC in order to market Part 15 unintentional radiators and that applicants for equipment authorizations demonstrate that their equipment satisfies FCC technical requirements relating to RF emissions. Prior to 1997, we had not previously sought to obtain FCC equipment authorizations for any of our products and in the latter part of 1996 we were advised that certain of our products are subject to Part 15 so that such authorizations are required. We completed modifications to these products to comply with these technical requirements and have successfully completed testing at an FCC-certified lab for all of our current products. All of our products have now met the European CE requirements as well as FCC requirements.

     Under the Federal Food, Drug and Cosmetic Act, a "[medical] device" is defined, in part, as an "instrument, apparatus, implement, machine, contrivance, or other similar or related article . . . which is . . . intended for use in the
 . . . mitigation, treatment or prevention of disease in man or other animals." The FDA regulates such devices with respect to preclinical and clinical testing, manufacturing, labeling, distribution and promotion. The FDA issued a letter dated April 28, 1995 to one of our competitors concerning the applicability of FDA rules to disability products similar to our. This letter stated that the FDA had determined that communication systems that were the subject of that letter will be considered as meeting the definition of a medical device only if they are intended to be used for communications directly with medical personnel or to alert authorities regarding a medical condition or medical emergency and that the FDA will not consider communication systems to be medical devices if they are intended to facilitate communications for physically impaired persons and make no specific or implied claims for use during a medical emergency. This letter addressed products of a competitor. We believe that our disability products are similar in intended use to the product that was the subject of such letter and that our disability products have not been promoted or marketed in a way that would suggest that such products are intended to facilitate communications for physically impaired persons for use during a medical emergency. Accordingly, we believe that our disability products are not subject to regulation as medical devices in accordance with the FDA's position expressed in such letter. There can be no assurance that the FDA will not change its regulatory position in the future and seek to regulate such products as medical devices or that our disability products will not otherwise become subject to FDA regulation as medical devices. In the event our disability products were to become subject to FDA regulations as medical devices, we would incur added costs and regulatory burdens.

     ENVIRONMENTAL COMPLIANCE. In the ordinary course of our manufacturing and repair processes, we use batteries, glue and similar materials which are stored on-site. The waste created by use of these materials is transported off-site on a regular basis. We currently ship batteries to a battery distributor for recycling and dispose of empty glue containers in accordance with instructions given to us by the disposal company that disposes of our general refuse. Although we are not aware of any claim involving violation of environmental or occupational safety and health laws and regulations, there can be no assurance that such a claim may not arise in the future, which may have a material adverse effect on our business, financial condition or results of operations.

     ABSENCE OF DIVIDENDS. We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends on our Common Stock in the foreseeable future.

     LIMITATIONS ON LIABILITY OF DIRECTORS. Our Articles of Incorporation substantially limits the liability of our directors to us and our shareholders for breach of fiduciary and other duties to us.

     POSSIBLE DELISTING OF SHARES OF COMMON STOCK FROM THE NASDAQ MARKET. In order to maintain quotation of its securities on the NASDAQ SmallCap Market ("NASDAQ"), we have to maintain certain minimum financial requirements. As of November 30, 1998, our net assets were $1,243,492, which is below the continued listing requirements for the NASDAQ SmallCap market, specifically, the net tangible assets of $2,000,000. If we are unable to increase our net tangible assets to meet the NASDAQ's requirement for continued listing, our securities may be delisted from NASDAQ. In such event, trading, if any, in the shares of Common Stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or on the NASDAQ's "electronic Bulletin Board." Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of the transactions, reductions in security analysts' and the news media's coverage of us, and lower prices for our securities than otherwise might be attained.


     If our securities were to be delisted from NASDAQ, they could become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell our securities that acquired in the secondary market.

     RISK OF PENNY STOCKS. Securities and Exchange Commission ("Commission") regulations define a "penny stock" to be any non-NASDAQ equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The foregoing required penny stock restrictions will not apply to our securities if such securities are listed on NASDAQ and have certain price and volume information provided on a current and continuing basis or meet certain minimum tangible assets or average revenue criteria. There can be no assurance that our securities will qualify for exception from these restrictions. In any event, even if our securities were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of penny stock from associating with a broker-dealer or participating in the distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If our securities were subject to the rules on penny stocks, the market liquidity for our securities would be severely adversely affected.

     FORWARD-LOOKING STATEMENTS. When used in this Prospectus and the documents incorporated herein by reference, the words "believes," "anticipates," "intends," "expects" and similar expressions are intended to identify in certain circumstances, forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected, including the risks described in this "Risk Factors" section. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such statements. We undertake no obligation to update these forward-looking statements.

                      SELLING SHAREHOLDERS

     The following table shows (i) the name of the Selling Shareholders (ii) the number of shares of Common Stock beneficially owned by each Selling Shareholder or issuable upon the exercise of currently outstanding warrants prior to the sale of shares registered pursuant to this Prospectus, (iii) the aggregate number of shares of Common Stock to be sold by each from time to time pursuant to this Prospectus, and (iv) the number of shares beneficially owned after the sale of all shares registered hereby:


Name of Selling     Shares Beneficially Shares to be   Shares
Shareholder         Owned Prior to      Sold in the    Owned After
                    the Offering        Offering       the Offering

Fernando Zamudio       100,000             100,000         0
Patricia Ann O'Neil    150,000             150,000         0
Venture Acquisition
  Group, Inc.           20,000              20,000         0
William Brereton        20,000              20,000         0
William D. Kay,
  K. Long, Ttee         40,000              40,000         0
Mansour Khayyam         40,000              40,000         0
Paul J. &
  Kelly A. Sznaider     20,000              20,000         0
Michael D. &
  Anita Arden           40,000              40,000         0
Fixtar Holdings, Inc.   20,000              20,000         0
Tony & Cindy Nikolich   20,000              20,000         0
Lavina G. Reott         20,000              20,000         0
Harold W. Wrobel        40,000              40,000         0

                           USE OF PROCEEDS

     All the shares offered hereby are being offered for the account of the Selling Shareholders. Accordingly we will not receive any proceeds of any sales made pursuant to this Prospectus but will receive funds from the exercise of any warrants. Any such funds will be used for working capital.


                      PLAN OF DISTRIBUTION

     We have been advised by the Selling Shareholders that they intend to sell all or a portion of the shares offered hereby from time to time in the Nasdaq SmallCap Market and that sales will be made at prices prevailing in the market at the times of such sales. The Selling Shareholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. The Company will receive no proceeds from any such sales.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholders. Broker-dealers may agree with the Selling Shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the Nasdaq SmallCap Market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     We have advised the Selling Shareholders that the anti-manipulative Rules of Regulation M promulgated by the Commission may apply to their respective sales in the market, have furnished the Selling Shareholders with a copy of these Rules and have informed them of the need for delivery of copies of this Prospectus. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

     There can be no assurance that the Selling Shareholders will sell any or all of the shares of Common Stock offered by them pursuant to this Prospectus.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     We are authorized to issue up to 20,000,000 shares of Common Stock. As of the date of this Prospectus, there were 3,383,533 shares of Common Stock outstanding, held of record by approximately 18 shareholders representing approximately 800 beneficial owners. Holders of Common Stock are entitled to cast one vote for each share held of record on all matters presented to shareholders, other than with respect to the election of directors, for which cumulative voting is currently required under certain circumstances by applicable provisions of California law. Under cumulative voting, each shareholder may give any one candidate whose name is placed in nomination prior to the commencement of voting a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute such number of votes among as many candidates as the shareholder sees fit. The effect of cumulative voting is that the holders of a majority of the outstanding shares of Common Stock may not be able to elect all of the Company's directors. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding senior securities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, when issued, validly issued, fully paid and nonassessable.

BRIDGE WARRANTS

     We issued to Patricia Ann O'Neil and Fernando Zamudio the Bridge Warrants entitling such persons, upon exercise thereof, to receive an aggregate of 250,000 shares of Common Stock at an exercise price of $4.00 per share. The Bridge Warrants are exercisable at any time or from time to time until five years from their date of issuance. The Bridge Warrants contain anti-dilution provisions providing for appropriate adjustments in the event of any recapitalization, reclassification, stock dividend, stock split or similar transaction by the Company.

LENDER'S WARRANTS

     We issued the Lender's Warrants, entitling the holders thereof, upon exercise thereof, to receive an aggregate of 280,000 shares of Common Stock at an exercise price of $2.50 per share. The holders of such Lender's Warrants have been granted certain registration rights under the Securities Act with respect to the Common Stock issuable upon the exercise of the Lender's Warrants. The Lender's Warrants are exercisable at any time or from time to time until five years from their date of issuance. The Lender's Warrants contain anti-dilution provisions for appropriate adjustments in the event of any recapitalization, reclassification, stock dividend, stock split or similar transaction by the Company.

THE WALDRON WARRANT

     The Waldron Warrant entitles Waldron & Co., Inc., the underwriter of our initial public offering, to acquire 115,000 shares of Common Stock. The Waldron Warrant is exercisable for a four-year period commencing on June 18, 1998 at an exercise price equal to $6.00 per Share. The Waldron Warrant contains anti-dilution provisions providing for appropriate adjustments in the event of any recapitalization, reclassification, stock dividend, stock split or similar transaction by the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock and the Warrants of the Company is U.S. Stock Transfer Company, Glendale, California.


                         LEGAL MATTERS

     Counsel for the Company, Donahue, Mesereau & Leids LLP, has rendered an opinion to the effect that the Common Stock offered for resale hereby is duly and validly issued, fully paid and non-assessable.


                            EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB of Simulations Plus,
Inc. for the fiscal year ended August 31, 1998 have been so incorporated in reliance on the report of Singer Lewak Greenbaum & Goldstein LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                     ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-3, under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed therewith or incorporated by reference. Statements contained in this Prospectus regarding the contents of any contract or any other document referred to are necessarily incomplete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, each statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon the payment of the fees prescribed by the Commission.

===============================================================================

NO DEALER, SALES REPRESENTATIVE OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THE SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           -------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................
Information Incorporated by Reference.....................................
Forward Looking Statements................................................
The Company...............................................................
Recent Developments.......................................................
Risk Factors..............................................................
Selling Shareholders......................................................
Use of Proceeds...........................................................
Plan of Distribution......................................................
Description of Securities.................................................
Legal Matters.............................................................
Experts...................................................................
Additional Information....................................................

================================================================================
================================================================================

                                 530,000 SHARES

                             SIMULATIONS PLUS, INC.

                              --------------------
                                   PROSPECTUS
                              --------------------

                                                , 1999

                     SIMULATION PLUS, INC.


               REGISTRATION STATEMENT ON FORM S-3
                            PART II
             INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.




AMOUNT

- ----------

Registration Fees--Securities and Exchange Commission $   580.15
Legal Fees and Expenses.............................  $ 5,000.00*
Accounting Fees and Expenses........................  $ 2,500.00*
                                                      ----------
     TOTAL............................................$ 8,080.15
                                                      ==========

     *Estimated.


     The Company shall pay reasonable legal and accounting fees, filing and registration fees of the Registration. The Selling
Stockholder shall pay all commissions, transfer taxes, and the fees and expenses of counsel to the Selling Stockholders.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

CALIFORNIA STATUTES

     Section 317 of the California General Corporation Law, as amended, provides for the indemnification of the Company's officers, directors, employees and agents under certain circumstances as follows:

          (a) For the purposes of this section, "agent" means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes without limitation attorneys' fees and any expenses of establishing a right to indemnification under subdivision (d) or paragraph (4) of subdivision (e).

          (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

          (c) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

     No indemnification shall be made under this subdivision for any of the following:

             (1) In respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine.

             (2) Of amounts paid in settling or otherwise disposing of a pending action without court approval.

             (3) Of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

          (d) To the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to in subdivision (b) or (c) or in defense of any claim, issue, or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

          (e) Except as provided in subdivision (d), any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in subdivision (b) or (c), by any of the following:

             (1) A majority vote of a quorum consisting of directors who are not parties to such proceeding.

             (2) If such a quorum of directors is not obtainable, by independent legal counsel in a written opinion.

             (3) Approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon.

             (4) The court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

          (f) Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay that amount if it shall be determined ultimately that the agent is not entitled to be indemnified as authorized in this section. The provisions of subdivision
     (a) of Section 315 do not apply to advances made pursuant to this subdivision.

          (g) The indemnification authorized by this section shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its shareholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights to indemnification are authorized in an article provision adopted pursuant to paragraph (11) of subdivision (1) of Section 204. The indemnification provided by this section for acts, omissions, or transactions while acting in the capacity of, or while serving as, a director or officer of the corporation but not involving breach of duty to the corporation and its shareholders shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in the articles of the corporation. An article provision authorizing indemnification "in excess of that otherwise permitted by Section 317" or "to the fullest extent permissible under California law" or the substantial equivalent thereof shall be construed to be both a provision for additional indemnification for breach of duty to the corporation and its shareholders as referred to in, and with the limitations required by, paragraph (11) of subdivision (1) of Section 204 and a provision for additional indemnification as referred to in the second sentence of this subdivision. The rights to indemnity hereunder shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. Nothing contained in this section shall affect any right to indemnification to which persons other than the directors and officers may be entitled by contract or otherwise.

          (h) No indemnification or advance shall be made under this section, except as provided in subdivision (d) or paragraph (4) of subdivision (e), in any circumstance where it appears:

             (1) That it would be inconsistent with a provision of the articles, by-laws, a resolution of the shareholders, or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification.

             (2) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

          (i) A corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against that liability under this section. The fact that a corporation owns all or a portion of the shares of the company issuing a policy of insurance shall not render this subdivision inapplicable if either of the following conditions are satisfied: (1) if the articles authorize indemnification in excess of that authorized in this section and the insurance provided by this subdivision is limited as indemnification is required to be limited by paragraph (11) of subdivision
     (1) of Section 204; or (2)(A) the company issuing the insurance policy is organized, licensed, and operated in a manner that complies with the insurance laws and regulations applicable to its jurisdiction of organization, (B) the company issuing the policy provides procedures for processing claims that do not permit that company to be subject to the direct control of the corporation that purchased that policy, and (C) the policy issued provides for some manner of risk sharing between the issuer and purchaser of the policy, on the one hand, and some unaffiliated person or persons, on the other, such as by providing for more than one unaffiliated owner of the company issuing the policy or by providing that a portion of the coverage furnished will be obtained from some unaffiliated insurer or reinsurer.

          (j) This section does not apply to any proceeding against any trustee, investment manager, or other fiduciary of an employee benefit plan in that person's capacity as such, even though the person may also be an agent as defined in subdivision (a) of the employer corporation. A corporation shall have power to indemnify such a trustee, investment manager, or other fiduciary to the extent permitted by subdivision (f) of Section 207.

ARTICLES OF INCORPORATION

     The Company's Articles of Incorporation provides for the indemnification of the Company's directors and agents under certain circumstances as follows:

                                   ARTICLE 5

                             LIABILITY OF DIRECTORS

     The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                   ARTICLE 6

                                INDEMNIFICATION

     The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the Corporation and its stockholders through bylaws and provisions or through agreement with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, as the same may be amended or replaced from time to time, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code, as the same may be amended or replaced from time to time.

BY-LAWS

     The Company's By-Laws provide for the indemnification of the Company's directors, officers, employees, or agents under certain circumstances as follows:

                          ARTICLE VI: INDEMNIFICATION

 1. INDEMNIFICATION OF AGENT

     (a) DEFINITIONS. For the purposes of this section, "agent" means any person who is or was a director, officer, employee, or other agent of this corporation or its predecessor, and any person who is or was serving as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of this corporation or its predecessor; "proceeding" means any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative; and "expenses" include but are not limited to attorneys' fees and any expenses of establishing a right of indemnification under this section.

     (b) LAWSUITS OTHER THAN BY THE CORPORATION. This corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party to any proceeding (other than an action by or in the right of this corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of this corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding, if the agent acted in good faith and in a manner the agent reasonably believed to be in the best interests of this corporation. If there are criminal charges, the agent must have had no reasonable cause to believe that his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the agent did not act in good faith and in a manner that the agent reasonably believed to be in the best interests of this corporation, or that the agent had reasonable cause to believe that his or her conduct was unlawful.

     (c) LAWSUITS BY OR ON BEHALF OF THE CORPORATION. This corporation shall have the power to indemnify any person who was, is, or is threatened to be made a party by reason of the fact that that person is or was an agent of this corporation, to any threatened, pending, or completed legal action by or in the right of this corporation to procure a judgment in its favor, against expenses actually and reasonably incurred by the agent in connection with the defense or settlement of that action, if the agent acted in good faith, in a manner the agent believed to be in the best interests of this corporation AND ITS SHAREHOLDERS, and with such care, including reasonable inquiry, as an ordinarily prudent person would use under similar circumstances. However, the corporation shall not indemnify:

          (1) Any amount paid with respect to a claim, issue, or matter for which the agent has been adjudged liable to his corporation AND ITS SHAREHOLDERS in the performance of his or her duty, except for any expenses (exclusive of judgment or settlement amount) specifically authorized by the court in which the proceeding is or was pending, in accordance with statutory requirements;

          (2) Any amount paid in settling or otherwise disposing of a pending lawsuit without court approval; or

          (3) Any expenses incurred in defending a pending action that is settled or otherwise disposed of without court approval.

     (d) SUCCESSFUL DEFENSE BY AGENT. If the agent is successful on the merits, the corporation shall indemnify the agent for expenses actually and reasonably incurred.

     (e) APPROVAL; WHEN REQUIRED. Unless indemnification is mandatory because of the agent's successful defense on the merits, indemnification can be made only as to a specific case, upon a determination that indemnification is proper in the circumstances because the agent has met the applicable standard of conduct, and must be authorized by one of the following: a majority vote of the board with a quorum consisting of directors who are not parties to the proceeding; INDEPENDENT LEGAL COUNSEL IN A WRITTEN OPINION IF A QUORUM OF DIRECTORS WHO ARE NOT PARTIES TO THE PROCEEDING IS NOT AVAILABLE; the affirmative vote of a majority of the outstanding shares entitled to vote and present or represented at a duly held meeting at which a quorum is present or by the written consent of a majority of the outstanding shares entitled to vote (without counting shares owned by the person seeking indemnification as either outstanding or entitled to vote); or the court in which the proceeding is or was pending, upon the application by the corporation, the agent, the agent's attorney, or other person rendering services in connection with the defense, regardless of whether the corporation opposes the application.

     (f) ADVANCING EXPENSES. Expenses incurred or to be incurred in defending any proceeding may be advanced by this corporation before the final dispostion of the proceeding, on receipt of an undertaking by or on behalf of the agent to repay the amount of the advance, unless it shall be determined ultimately that the agent is entitled to be indemnified as authorized in this section.

     (g) OTHER CONTRACTUAL RIGHTS. THE INDEMNIFICATION PROVIDED IN THIS SECTION SHALL NOT BE DEEMED EXCLUSIVE OF ANY OTHER RIGHTS TO WHICH THOSE SEEKING INDEMNIFICATION MAY BE ENTITLED UNDER ANY BYLAW, AGREEMENT, VOTE OF SHAREHOLDERS OR DISINTERESTED DIRECTORS OR OTHERWISE, BOTH AS TO ACTION IN AN OFFICIAL CAPACITY AND AS TO ACTION IN ANOTHER CAPACITY WHILE HOLDING SUCH OFFICE, TO THE EXTENT SUCH ADDITIONAL RIGHTS TO INDEMNIFICATION ARE AUTHORIZED IN THE ARTICLES OF INCORPORATION. THE RIGHTS TO INDEMNITY UNDER THIS SECTION

SHALL CONTINUE AS TO A PERSON WHO HAS CEASED TO BE A DIRECTOR, OFFICER, EMPLOYEE, OR AGENT AND SHALL INURE TO THE BENEFIT OF THEIR HEIRS, EXECUTORS, AND ADMINISTRATORS OF THE PERSON. Nothing contained in this section shall affect any right to indemnification to which persons other than directors and officers of this corporation or any subsidiary may be entitled by contract or otherwise.

     (h) LIMITATIONS. No indemnification or advance shall be made under this section (except where indemnification is required because of the agent's successful defense on the merits) if it would be inconsistent with a provision of the Articles of Incorporation or bylaws, a resolution of the directors or shareholders, or an agreement in effect at the time the alleged cause of action occurred which prohibits or limits indemnification, or a condition expressly imposed by a court in approving a settlement.

     (i) INSURANCE. If the board of directors so decides, the corporation may purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent's status as such, whether or not the corporation would have the power to indemnify the agent against that liability. NOTWITHSTANDING THE FOREGOING, IF THE CORPORATION OWNS ALL OR A PORTION OF THE SHARES OF THE COMPANY ISSUING THE POLICY OF INSURANCE, THE INSURING COMPANY AND THE POLICY OR BOTH SHALL MEET THE CONDITIONS SET FORTH IN SECTION 317(I) OF THE CORPORATIONS CODE.

     (j) FIDUCIARIES OF EMPLOYEE BENEFIT PLAN. The requirements and limitations imposed by this section do not apply to any proceeding against any trustee, investment manager, or other fiduciary of an employee benefit plan in that person's capacity as such, even though that person may also be an agent of the corporation. The corporation shall have the power to indemnify, and to purchase and maintain insurance on behalf of, any such trustee, investment manager, or other fiduciary of any benefit plan for any of the corporation's directors, officers, or employees or those of any of its subsidiary or affiliated corporation. Furthermore, this section shall not limit any right to indemnification that such a trustee, investment manager, or other fiduciary may have as a contract right enforceable by law.

     (k) SURVIVAL OF RIGHTS. The rights provided by this section shall continue as to a person who has ceased to be an agent, and shall inure to the benefit of the heirs, executors, and administrators of such person.

     (m) EFFECT OF AMENDMENT. Any amendment, repeal, or modification of this section shall not adversely affect an agent's right or protection existing at the time of such amendment, repeal, or modification.

     (n) SETTLEMENT OF CLAIMS. The corporation shall not be liable to indemnify any agent under this section for any amounts paid in settlement of an action or claim effected without the corporation's written consent, for which consent shall not be unreasonably withheld, or, any judicial award, if the corporation was not given a reasonable and timely opportunity to participate, at its expense, in the defense of such action.

     (o) SUBROGATION. In the event of payment under this section, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the agent, who shall execute all papers required and shall do everything that may be necessary to secure these rights, including the execution of such documents as may be necessary to enable the corporation effectively to bring suit to enforce such rights.

     (p) NO DUPLICATION OF PAYMENTS. The corporation shall not be liable under this section to make any payment in connection with any claim made against the agent to the extent the agent has otherwise actually received payment, whether under a policy of insurance, agreement, vote, or otherwise, of the amounts otherwise indemnifiable under this section.

Item 16.  EXHIBITS.

5         Opinion of Donahue, Mesereau & Leids LLP
23 (i)    Consent of Donahue, Mesereau & Leids LLP
          (included in the opinion under Exhibit 5)
23 (ii)   Consent of Singer Lewak Greenbaum & Goldstein LLP
24        Power of Attorney pursuant to which this Registration
          Statement is signed by certain Directors
          (Incorporated by reference on page II-9)

Item 17.  UNDERTAKINGS.


     The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, to the extent that the information required to be included in the post-effective amendment is not contained in periodic reports filed by the Company with or furnished to the SEC pursuant to Section 13 or Section 15(d)of the Securities Exchange Act of 1934 and incorporated by reference herein;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, to the extent that the information required to be included in the post-effective amendment is not contained in periodic reports filed by the Company with or furnished to the SEC pursuant to Section 13 or Section 15(d)of the Securities Exchange Act of 1934 and incorporated by reference herein; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Lancaster, State of California, on February 18, 1999.

                                          SIMULATIONS PLUS, INC.

                                          /s/ WALTER S. WOLTOSZ
                                          --------------------------------------
                                          By: Walter S. Woltosz
                                          Chairman of the Board
                                          Chief Executive Officer and President

     We, the undersigned officers, and directors of Simulations Plus, Inc., do hereby constitute and appoint Walter S. Woltosz and Momoko Beran, and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby, ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

                  SIGNATURES                               TITLE                   DATE
-----------------------------------------------  -------------------------  ------------------

           /s/ WALTER S. WOLTOSZ                 Chairman of the Board,     February 18, 1999
-----------------------------------------------  Chief Executive Officer,
               Walter S. Woltosz                 and President (Principal
                                                 Executive Officer)

          /s/ VIRGINIA E. WOLTOSZ                Director and Secretary     February 18, 1999
-----------------------------------------------
              Virginia E. Woltosz

             /s/ MOMOKO BERAN                    Chief Financial Officer    February 18, 1999
-----------------------------------------------  (Principal Financial and
                 Momoko Beran                    Accounting Officer)


        /s/ DR. DAVID Z. D'ARGENIO               Director                   February 18, 1999
-----------------------------------------------
            Dr. David Z. D'Argenio

                                                 Director                   February   , 1999
-----------------------------------------------
               Dr. Richard Weiss

                                      II-9